UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 20, 2013

SCIENTIFIC LEARNING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-24547	94-3234458
(Commission File No.)	(IRS Employer Identification No.)

300 Frank Ogawa Plaza, Suite 600
Oakland, CA  94612
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (510) 444-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)  On February 20, 2013, the Compensation Committee of the Board of Directors of Scientific Learning Corporation (the Company”) adopted the Company’s 2013 Management Incentive Plan (the “2013 Plan”), which provides for the discretionary payment of cash bonuses to the Company’s named executive officers, as well as all vice presidents, senior directors, directors, senior managers and selected manager-level employees, other than sales executives who are included in sales-based incentive compensation plans, with amounts targeted based on the attainment of performance goals.  For the Company’s executive officers, payments are based 70% on corporate performance and 30% on individual performance.  The 2013 Plan establishes booked sales and cash flow from operating activities as the corporate performance goals for 2013.  A copy of the 2013 Plan is filed as Exhibit 10.1 to this report and incorporated herein by reference.  The table below shows the cash amounts that certain of the Company’s executive officers are eligible to earn under the 2013 Plan on three sets of assumptions:  (1) if the minimum hurdle level of the targets are met, (2) if 100% of the targets are met; and (3) on maximum overachievement of all targets.  The executive officers included in the chart below are the Company’s current executive officers that are expected to be listed as the named executive officers in the Company’s 2013 proxy statement.  None of the Company’s named executive officers for 2012 are participants in the 2013 Plan.  The calculations below assume current salaries.

Name and Title	2013 Bonus Plan Payment at Achievement of Minimum Hurdle Level	2013 Bonus Plan Payment at 100% Achievement All Targets	2013 Bonus Plan Payment at Maximum Overachievement All Targets
Robert C. Bowen, Chief Executive Officer	$77,000	$154,000	$308,000
Jane A. Freeman, Chief Financial Officer	$51,750	$103,500	$207,000
Christopher J. Brookhart, Senior Vice President and General Counsel	$35,000	$70,000	$140,000

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Scientific Learning Corporation 2013 Management Incentive Plan

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Scientific Learning Corporation

Date: February 26, 2013	By:	/s/ Christopher J. Brookhart
Title: Senior Vice President and General Counsel